Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen	Kathy Waller
Chief Marketing & Communications Officer	AllWays Communicate, LLC
(787) 706-2570	(312) 543-6708

Triple-S Management Corporation Reports Results for Third Quarter 2013

SAN JUAN, Puerto Rico, November 6, 2013 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced consolidated revenues of $596.7 million and consolidated net income of $18.6 million, or $0.68 per diluted share, including a special distribution from the Puerto Rico Joint Underwriting Association of $12.8 million, net of tax.

September Quarter Consolidated Highlights

•	Total consolidated operating revenues were $582.9 million;
•	Consolidated operating income was $10.3 million;
•	Consolidated loss ratio was 83.3%;
•	Medical loss ratio (MLR) was 86.7%;
•	Managed Care member month enrollment fell 1.9%;
•	Medicare member month enrollment decreased 6.5%.

Ramón Ruiz-Comas, President and CEO of Triple-S Management Corporation commented, "Consistent with normal seasonal trends, the third quarter typically reflects the second highest utilization in any given year, and this year was no exception. The quarter was also impacted by the anticipated reduction in ASO fee revenue associated with the Medicaid (miSalud) contract extension effective July 1, 2013. However, the membership for the three new regions, also at this reduced fee, did not come on stream until October 1, 2013. Additionally, unfavorable prior period reserve developments on the Commercial side, and an unforeseen high volume of medical claims in the USVI market impacted the period's results. As we enter the fourth quarter, historically our best-performing due to lower utilization, and with full miSalud membership on stream, we expect our full-year pro-forma EPS to fall within the lower end of our guidance of $1.95-$2.05.

"The addition of the three new miSalud regions has proceeded smoothly, and our membership in this important program is now approximately 1.4 million across eight regions. Notably, Triple-S now services approximately 2.2 million people on the island. Achieving this record membership level is an important milestone for Triple-S Management as it reinforces our unwavering commitment to delivering quality healthcare in Puerto Rico.

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"The Medicare Advantage business performance and trends are tracking consistent with our expectations. With open enrollment season now underway, we have a comprehensive product offering, under two well-established brands, that are competitive in the Puerto Rican marketplace," concluded Ruiz-Comas.

Selected Quarterly Details

•	Pro Forma Net Income Was $5.9 Million, or $0.22 Per Diluted Share. Weighted average shares outstanding were 27.4 million. This compares with pro forma net income of $11.7 million, or $0.41 per diluted share, in the corresponding quarter of 2012, based on weighted average shares outstanding of 28.5 million.
•	Managed Care Membership. Our Managed Care membership decreased by 1.4% year over year, reflecting lower Commercial and Medicare enrollment. Medicare membership decreased 6.6% year over year, to 114,783. Fully-insured and self-funded Commercial membership each declined 5.7%. Medicaid membership (all self-funded) increased 2.7%, to 896,452.
•	Consolidated Premiums Fell 3.1%, to $547.9 Million. The decrease was principally due to lower Managed Care premiums, resulting from lower Commercial and Medicare member month enrollment.
•	Administrative Service Fees Decreased 17.6%, to $22.4 Million. The lower service fee income reflects the decline in per-member, per-month fees agreed upon in the new miSalud contract that became effective July 1, 2013.
•	Other Income Increased $13.3 million, to $13.9 million. The increase in other income results from a $12.8 million, net of tax, special distribution received from the Joint Underwriting Association ("JUA") by our Property and Casualty segment.
•	Managed Care MLR Declined 300 Basis Points, to 86.7%. The MLR, adjusted to exclude prior-period reserve developments and risk score adjustments, was 40 basis points lower, primarily reflecting lower cost and utilization trends and improved drug costs in American Health, due to the new Pharmacy Benefit Manager ("PBM") contract and the positive impact of the 2013 product design, offset by higher utilization and cost trends in the Commercial sector, particularly in the U.S. Virgin Islands business.
•	Consolidated Loss Ratio Decreased 250 Basis Points, to 83.3%. The lower consolidated loss ratio mainly reflects the 300-basis-point improvement in the Managed Care MLR. The Property and Casualty and Life Insurance segments loss ratios increased by 530 and 20 basis points, respectively. The increased loss ratio within the Property and Casualty segment was mainly due to unusual liability and flood losses incurred during the period.
•	Consolidated Operating Expense Ratio Rose 280 Basis Points, to 20.4%. The higher consolidated operating expense ratio was largely due to the combination of decreased premiums and increased operating expenses, including special technology projects, Medicare revenue enhancement initiatives, and premium taxes that became effective July 1, 2013.
•	Consolidated Operating Income Declined 33.5%, to $10.3 Million. The decrease primarily reflects the effect of lower Managed Care operating revenues related to the reduction in administrative fees associated with the miSalud contract as of July 1, 2013 and increased operating expenses, partially offset by the lower Managed Care MLR.
•	Consolidated Operating Margin Was 1.8%. The 80-basis-point decrease in the consolidated operating margin is primarily the result of lower profitability in our Property and Casualty and Life Insurance segments.

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•	Consolidated Effective Tax Rate Was 14.3%. The effective tax rate rose from 11.4% for the three months ended September 30, 2012 to 14.3% for the three months ended September 30, 2013.

	Pro Forma Net Income
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2013	2012	2013	2012
Net income	$18.6	$11.7	$56.0	$36.3
Less pro forma adjustments:
Net realized investment gains (losses), net of tax	(0.1)	-	2.9	1.8
Special Distribution received Puerto Rico Joint Underwriting Association	12.8	-	12.8	-
Guaranty Fund assesment	-	-	(1.0)	-
Additional year-to-date current income tax expense after change in enacted tax rate		-	(2.8)	-
Deferred tax benefit related to change in enacted tax rate		-	7.7	-
Pro forma net income	$5.9	$11.7	$36.4	$34.5
Diluted pro forma net income per share	$0.22	$0.41	$1.31	$1.21

Nine-Month Recap

For the nine months ended September 30, 2013, consolidated operating revenues decreased 2.5%, to $1.8 billion, primarily reflecting lower member month enrollment in the Medicare and Commercial sectors of the Managed Care segment, and the receipt of lower Medicare risk score adjustments in 2013 when compared with the prior year. Consolidated claims incurred for the nine-month period were $1.4 billion, down 6.1% year over year. The nine-month consolidated loss ratio decreased 320 basis points to 82.8% and the MLR fell 350 basis points, to 86.1%.  This decline was driven by lower utilization and cost trends in the Medicare business, primarily at American Health. Consolidated operating expenses for the nine months ended September 30, 2013 were $351.3 million and the operating expense ratio was 20.3%. Pro forma net income for the nine-month period was $36.4 million, or $1.31 per diluted share, based on weighted average shares outstanding of 27.9 million, compared with $34.5 million, or $1.21 per diluted share, based on weighted average shares outstanding of 28.5 million at the same time last year.

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Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net, administrative service fees and net investment income.  Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues.  The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as MA premium adjustments and prior period reserve developments, and presents them in the corresponding period.

(Unaudited)	Three months ended September 30,				Nine months ended September 30,
(dollar amounts in millions)	2013	2012	Percentage Change		2013	2012	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$233.6	$240.5	(2.9%)		$705.9	$724.9	(2.6%)
Medicare	257.8	268.0	(3.8%)		778.7	807.9	(3.6%)
Total Managed Care	491.4	508.5	(3.4%)		1,484.6	1,532.8	(3.1%)
Life Insurance	32.4	31.8	1.9%		96.3	92.5	4.1%
Property and Casualty	24.7	25.9	(4.6%)		74.9	71.7	4.5%
Other	(0.6)	(0.6)	0.0%		(1.9)	(1.8)	5.6%
Consolidated premiums earned, net	$547.9	$565.6	(3.1%)		$1,653.9	$1,695.2	(2.4%)
Operating revenues:
Managed Care	$518.8	$540.8	(4.1%)		$1,577.7	$1,630.5	(3.2%)
Life Insurance	37.7	37.0	1.9%		112.6	107.8	4.5%
Property and Casualty	26.7	28.1	(5.0%)		81.0	78.4	3.3%
Other	(0.3)	(0.3)	0.0%		(0.9)	(1.4)	(35.7%)
Consolidated operating revenues	$582.9	$605.6	(3.7%)		$1,770.4	$1,815.3	(2.5%)
Operating income:
Managed Care	$7.3	$7.3	0.0%		$41.2	$33.3	23.7%
Life Insurance	3.8	4.1	(7.3%)		11.5	12.5	(8.0%)
Property and Casualty	0.4	1.9	(78.9%)		1.0	4.1	(75.6%)
Other	(1.2)	2.2	154.5%		(3.8)	(1.4)	171.4%
Consolidated operating income	$10.3	$15.5	(33.5%)		$49.9	$48.5	2.9%
Operating margin:
Managed Care	1.4%	1.3%	10	bp	2.6%	2.0%	60	bp
Life Insurance	10.1%	11.1%	-100	bp	10.2%	11.6%	-140	bp
Property and Casualty	1.5%	6.8%	-530	bp	1.2%	5.2%	-400	bp
Consolidated	1.8%	2.6%	-80	bp	2.8%	2.7%	10	bp
Depreciation and amortization expense	$5.6	$6.2	(9.7%)		$17.8	$18.0	(1.1%)

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Managed Care Additional Data	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2013	2012	2013	2012
Member months enrollment:
Commercial:
Fully-insured	1,372,671	1,448,985	4,155,820	4,375,260
Self-insured	641,177	676,007	1,964,761	2,007,635
Total Commercial	2,013,848	2,124,992	6,120,581	6,382,895
Medicare:
Medicare Advantage	319,434	342,180	957,848	1,011,150
Stand-alone PDP	24,492	25,502	72,930	76,197
Total Medicare	343,926	367,682	1,030,778	1,087,347
Medicaid - Self-insured	2,668,236	2,631,532	7,989,168	7,886,395
Total member months	5,026,010	5,124,206	15,140,527	15,356,637
Claim liabilities (in millions)	$282.9	$297.2 *
Days claim payable	59	60 *
Premium PMPM:
Managed Care	$286.26	$279.91	$286.24	$280.60
Commercial	170.18	165.98	169.86	165.68
Medicare	749.58	728.89	755.45	743.00
Medical loss ratio	86.7%	89.7%	86.1%	89.6%
Commercial	90.5%	89.8%	88.8%	89.2%
Medicare Advantage	82.8%	89.5%	83.4%	89.7%
Stand-alone PDP	94.9%	75.9%	88.4%	83.8%
Adjusted medical loss ratio	87.7%	88.1%	86.7%	85.7%
Commercial	89.7%	87.5%	88.8%	87.9%
Medicare Advantage	85.6%	88.8%	84.6%	89.0%
Stand-alone PDP	94.0%	71.7%	88.1%	80.1%
Operating expense ratio:
Consolidated	20.4%	17.6%	20.3%	17.4%
Managed Care	16.6%	14.4%	16.5%	13.8%
* Information provided as of December 31, 2012.

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Managed Care Membership by Segment	As of September 30,
	2013	2012
Members:
Commercial:
Fully-insured	455,540	483,103
Self-insured	212,747	225,540
Total Commercial	668,287	708,643
Medicare:
Medicare Advantage	106,596	114,419
Stand-alone PDP	8,187	8,506
Total Medicare	114,783	122,925
Medicaid - Self-insured	896,452	872,496
Total members	1,679,522	1,704,064

2013 Guidance

2013 Range

Medical enrollment fully-insured (member months)	6.8 - 7.2 million

Medical enrollment self-insured (member months)	14.6 – 15.0 million

Consolidated operating revenues (in billions)	$2.28 - $2.34

Consolidated loss ratio	82.0% - 83.0%

Medical loss ratio	85.5% - 86.5%

Consolidated operating expense ratio	19.8% - 20.6%

Consolidated operating income (in millions)	$76.6 - $86.3

Pro forma earnings per share	$1.95 - $2.05

Weighted average of diluted shares outstanding (in millions)	27.8

Effective tax rate	17.3% - 18.3%

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2013 Investor Day Information

In conjunction with our six-year anniversary as a public company, we are hosting an Investor Day on December 6, 2013 at the New York Stock Exchange, 11 Wall Street, NYC, commencing at 12:00 pm EST. Several of our key executives will discuss their business segments and the various future growth opportunities for Triple-S.  In order to attend, an RSVP is required to: Lisa Wilson, In-Site Communications, Inc. via phone at 212-452-2793 or via email at lwilson@insitecony.com.

Conference Call and Webcast

Management will host a conference call and webcast on November 6, 2013 at 8:00 a.m., Eastern Time to discuss its financial results for the three months ended September 30, 2013.  To participate, callers within the U.S. and Canada should dial 1-877-941-8609, and international callers should dial 1-480-629-9692 about five minutes before the presentation.

To listen to the webcast, participants should visit the "Investor Relations" section of the Company's Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed.  This program is provided at no charge to the user.  An archived version of the call, also located on the "Investor Relations" section of Triple-S Management's Web site, will be available about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the "Investor Relations" section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association.  It is the leading player in the managed care industry in Puerto Rico.  Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands.  With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks.  In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances.  Sentences that include "believe", "expect", "plan", "intend", "estimate", "anticipate", "project", "may", "will", "shall", "should" and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management's current views about future events and are based on assumptions and subject to risks and uncertainties.  Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

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In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight.  The following factors, if markedly different from the Company's planning assumptions (either individually or in combination), could cause Triple-S Management's results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company's financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company's disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employer, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive.  Management believes the forward-looking statements in this release are reasonable.  However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company's results of operations or financial condition.  In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations.  In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company's SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited September 30, 2013	December 31, 2012
Assets

Investments	$1,310,998	$1,280,644
Cash and cash equivalents	81,764	89,564
Premium and other receivables, net	285,052	292,197
Deferred policy acquisition costs and value of business acquired	171,760	168,657
Property and equipment, net	90,087	92,423
Other assets	135,861	135,859

Total assets	$2,075,522	$2,059,344

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$925,489	$922,393
Accounts payable and accrued liabilities	281,560	243,533
Short-term borrowings	13,410	30,000
Long-term borrowings	89,796	101,271

Total liabilities	1,310,255	1,297,197

Stockholders' equity:
Common stock	27,468	28,365
Other stockholders' equity	737,715	733,542

Total Triple-S Management Corporation stockholders' equity	765,183	761,907

Non-controlling interest in consolidated subsididary	84	240

Total stockholders' equity	765,267	762,147

Total liabilities and stockholders' equity	$2,075,522	$2,059,344

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	Unaudited 2013	Unaudited 2012	Unaudited 2013	Unaudited 2012
Revenues:
Premiums earned, net	$547,874	$565,607	$1,653,870	$1,695,157
Administrative service fees	22,450	27,181	78,103	82,473
Net investment income	11,363	11,595	34,749	34,349
Other operating revenues	1,239	1,206	3,638	3,358

Total operating revenues	582,926	605,589	1,770,360	1,815,337

Net realized investment gains (losses)	(144)	21	3,405	2,157
Other income, net	13,931	598	14,778	1,514

Total revenues	596,713	606,208	1,788,543	1,819,008

Benefits and expenses:
Claims incurred	456,432	485,495	1,369,250	1,457,388
Operating expenses	116,156	104,604	351,246	309,378

Total operating costs	572,588	590,099	1,720,496	1,766,766

Interest expense	2,379	2,956	7,189	8,181

Total benefits and expenses	574,967	593,055	1,727,685	1,774,947

Income before taxes	21,746	13,153	60,858	44,061

Income tax expense	3,142	1,470	4,993	7,862

Net income	18,604	11,683	55,865	36,199

Less: Net loss attributable to the non-controlling interest	37	32	156	65

Net income attributable to TSM	$18,641	$11,715	$56,021	$36,264

Earnings per share attributable to TSM:

Basic net income per share	$0.68	$0.41	$2.01	$1.28
Diluted earnings per share	$0.68	$0.41	$2.01	$1.27

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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Nine Months Ended
	September 30,
	Unaudited 2013	Unaudited 2012

Net cash provided by operating activities	$102,075	$112,094

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	81,330	67,943
Fixed maturities matured/called	85,496	115,649
Equity securities sold	93,504	50,016
Securities held to maturity:
Fixed maturities matured/called	1,127	11,080
Acquisition of investments:
Securities available for sale:
Fixed maturities	(205,373)	(278,533)
Equity securities	(132,109)	(78,135)
Securities held to maturity:
Fixed maturities	(1,011)	(1,067)
Other investments	(823)	18
Net inflows (outflows) from policy loans	(209)	84
Acquisition of business, net of cash acquired of $816 in the nine months ended September 30, 2012	-	(2,685)
Net capital expenditures	(8,934)	(8,756)

Net cash used in investing activities	(87,002)	(124,386)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	22,809	(3,332)
Net change in short-term borrowings	(16,590)	11,200
Repayments of long-term borrowings	(11,475)	(26,464)
Repurchase and retirement of common stock	(18,250)	(637)
Proceeds from exercise of stock options	-	316
Proceeds from policyholder deposits	8,112	32,946
Surrenders of policyholder deposits	(7,479)	(4,821)

Net cash (used in) provided by financing activities	(22,873)	9,208

Net decrease in cash and cash equivalents	(7,800)	(3,084)

Cash and cash equivalents, beginning of period	89,564	71,834

Cash and cash equivalents, end of period	$81,764	$68,750

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